UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2017

FITLIFE BRANDS, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-52369	20-3464383
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4509 S. 143rd Street, Suite 1, Omaha, Nebraska 68137
(Address of principal executive offices)

(402) 333-5260
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 2.04.                                              Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 27, 2017, FitLife Brands, Inc. (the “Company”) received a notice of default (the “Notice”) from U.S. National Bank Association (“US Bank”) related to certain promissory notes in the aggregate principal amount of approximately $2,410,930 (as amended, the “Notes” and together with all other instruments and agreements executed by the Company and US Bank, the “Loan Documents”).  The Notice was precipitated by the Company’s failure to comply with certain loan covenants set forth in the Loan Documents related to the maintenance of minimum EBITDA for the one month period ended August 31, 2017 and the two-month period ending September 30, 2017.

As a result of the default, US Bank has elected not to exercise its available rights and remedies under the Loan Documents at this time, which includes declaring all principal, interest and other sums owed US Bank under the terms of the Notes immediately due and payable in full, but reserves the right to do so in the future.  As of the date of this Current Report on Form 8-K, the outstanding balance due under the terms of the Notes was approximately $2,410,930, plus accrued and unpaid interest.

The Company is currently in active discussions with potential new lending partners to satisfy all obligations due under the terms of the Notes to US Bank, however, no assurances can be given that the Company will be successful in its efforts to replace US Bank with a new lending partner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FITLIFE BRANDS, INC.

Date: November 1, 2017	By:	/s/ Michael Abrams
Michael Abrams
Chief Financial Officer